UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 20, 2019
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
001-12609	PG&E CORPORATION	California	94-3234914
001-02348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 BEALE STREET P.O. BOX 770000 SAN FRANCISCO, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant’s telephone number, including area code)	77 BEALE STREET P.O. BOX 770000 SAN FRANCISCO, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	PCG	NYSE
First preferred stock, cumulative, par value $25 per share, 5% series A redeemable	PCG-PE	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% redeemable	PCG-PD	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.80% redeemable	PCG-PG	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.50% redeemable	PCG-PH	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.36% series A redeemable	PCG-PI	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 6% nonredeemable	PCG-PA	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5.50% nonredeemable	PCG-PB	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% nonredeemable	PCG-PC	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01 Other Events.

2020 General Rate Case

On December 20, 2019, Pacific Gas and Electric Company (the “Utility”), a subsidiary of PG&E Corporation, together with the California Public Utilities Commission’s (“CPUC”) Public Advocates Office, The Utility Reform Network, Coalition of California Utility Employees, the CPUC’s Office of the Safety Advocate, the National Diversity Coalition, the Center for Accessible Technology, the Small Business Utility Advocates, and California City County Street Light Association filed a motion with the CPUC seeking approval of a settlement agreement (the “settlement agreement”) that resolves all of the issues raised by these parties in the Utility’s 2020 General Rate Case (the “GRC”).

In the GRC proceeding, the CPUC will determine the annual amount of base revenues (or “revenue requirements”) that the Utility will be authorized to collect from customers from 2020 through 2022 to recover its anticipated costs for electric distribution, natural gas distribution, and electric generation operations and to provide the Utility an opportunity to earn its authorized rate of return.  The Utility’s request also reflected an updated capital forecast for 2018 and 2019.

Revenue Requirements and Attrition Year Revenues

The settlement agreement proposes that the Utility’s 2019 authorized revenue requirement of $8.5 billion be increased by $575 million, effective January 1, 2020, to $9.1 billion.  The settlement agreement further provides for an increase of $318 million to the authorized 2020 revenue requirement in 2021 and an additional increase of $367 million in 2022, as shown in the table below.

The table below summarizes the differences between the amount of revenue requirement increases included in the Utility’s application on December 13, 2018, as updated in its testimony on November 1, 2019 (the “GRC application”), and the amount in the settlement agreement:

Year	Increase Requested in GRC Application (in millions)	Increase Proposed in Settlement Agreement (in millions)(1)	Difference (Decrease from GRC Application) (in millions)
2020	$1003	$575	$(428)
2021	356	318	(38)
2022	481	367	(114)

(1)	The settlement amounts incorporate a net reduction for the reduction-in-equity portion of Assembly Bill (“AB”) 1054.

The following table shows the difference between the Utility’s requested increases in its GRC application in 2020 revenue requirements by line of business and the amounts in the settlement agreement:

Line of Business (in millions)(1)	Increase Requested in GRC Application		Increase Proposed in Settlement Agreement		Difference (Decrease from GRC Application)
Electric distribution	$692	15.9%	$411	9.4%	$(281)
Gas distribution	174	8.9	58	2.9	(116)
Electric generation	136	6.2	106	4.8	(30)
2020 revenue requirement increases	$1,003	11.8%	$575	6.8%	$(428)

(1) Amounts may not sum due to rounding.

The following table shows the differences, based on line of business and cost category, between the amount of revenue requirements requested by the Utility in its GRC application and the amount in the settlement agreement, as well as the differences between the 2019 authorized revenue requirements and (i) the GRC application and (ii) the amounts in the settlement agreement:

(in millions)(1)	Amounts Requested in GRC Application	Amounts Proposed in Settlement Agreement	Difference (Decrease)	Increase/ (Decrease) 2019 Amounts vs. GRC Application	Increase/ (Decrease)2019 Amounts vs. Settlement Agreement
Line of Business:
Electric distribution	$5,057	$4,775	$(281)	$692	$411
Gas distribution	2,136	2,020	(116)	174	58
Electric generation	2,327	2,297	(30)	136	106
Total revenue requirements	$9,520	$9,093	$(428)	$1,003	$575

Cost Category:
(in millions)
Operations and maintenance	$2,143	$2,073	$(70)	197	128
Customer services	312	277	(35)	(26)	(61)
Administrative and general	1,316	1,203	(113)	363	250
Less: Revenue credits	(196)	(194)	1	(43)	(42)
Franchise fees, taxes other than income, and other adjustments	234	214	(20)	53	33
Depreciation (including costs of asset removal), return, and income taxes	5,711	5,520	(191)	459	268
Total revenue requirements	$9,520	$9,093	$(428)	$1,003	$575

(1) Amounts may not sum due to rounding.

For the Utility’s largest requests in the GRC application, the Community Wildfire Safety Program (the “CWSP”) and excess liability insurance costs, the settlement agreement includes the following terms:
●
Funding of the Utility’s CWSP forecast through a new two-way Wildfire Mitigation Balancing Account to track and record actual expenses and capital revenue requirements associated with the incremental costs of fire risk mitigation work that are not already addressed and recorded in another account. This would include the costs associated with overhead system hardening and other incremental costs of wildfire mitigations that are approved by the CPUC. A reasonableness review threshold would apply if the Utility wishes to recover costs beyond 115% of the adopted forecast or average unit cost.

●
Combination of routine and enhanced vegetation management costs in a new two-way Vegetation Management Balancing Account to track and record actual vegetation management costs (routine and enhanced) beyond the adopted level. A reasonableness review threshold would apply if the Utility wishes to recover beyond 120% of the adopted forecast. This new account would replace the currently established one-way Vegetation Management Balancing Account that covered costs for the routine program.

●
A new two-way electric and gas Risk Transfer Balancing Account to record the difference between the amounts adopted for liability insurance premiums and the Utility’s actual costs. This two-way account would allow the Utility to pass through actual insurance costs for up to $1.4 billion in coverage. The Utility could also request additional coverage through an advice letter and/or pursue self-insurance.

Capital Additions and Rate Base

The settlement agreement proposes a 2020 weighted average rate base of approximately $29.4 billion for the portions of the Utility’s business reviewed in the GRC, compared with the Utility’s request of approximately $29.9 billion.  The $0.5 billion difference is primarily due to the lower level of working capital, depreciation and other reductions in the settlement agreement.  This rate base amount includes $601 million of forecast capital spend in 2020 that will not earn an equity return, pursuant to AB 1054. The Utility is in the process of preparing a five-year financial forecast, including projected capital expenditure assumptions, in connection with its chapter 11 proceedings. While the Utility currently is evaluating capital expenditure assumptions, capital additions and rate base amounts may materially increase from the current forecast.

Over the 2020-2022 GRC period, the settlement agreement provides average annual capital investments of approximately $4.6 billion in electric distribution, natural gas distribution and electric generation infrastructure.  While the settlement agreement proposes overall revenue requirement increases for 2021 and 2022, it does not specify capital expenditures for those years.

Consistent with the Utility’s GRC application, the settlement agreement does not propose funding for claims resulting from the 2017 Northern California wildfires or the 2018 Camp fire. Also, the Utility is not seeking recovery of compensation of PG&E Corporation’s and the Utility’s officers.

In order to allow settlement discussions to proceed, on December 2, 2019, the CPUC revised the procedural schedule for this proceeding.  Briefs on disputed issues outside of the settlement agreement and comments on the settlement agreement will be submitted by February 5, 2020.  Also, on November 7, 2019, the CPUC issued a decision to allow the authorized revenue requirement changes to become effective on January 1, 2020, even if the final CPUC decision is issued after that date.

Other parties may contest the settlement agreement, which will be subject to public comment in the GRC proceeding and considered by the CPUC.  PG&E Corporation and the Utility are unable to predict the timing and outcome of this proceeding.

Following the settlement and based on other facts and circumstances known to PG&E Corporation and the Utility as of the date of this filing, PG&E Corporation and the Utility expect to remain on track to satisfy the rate base conditions included in their exit financing documents.

For more information about this proceeding, see PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2018 and their joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, including but not limited to PG&E Corporation's and the Utility’s ability to satisfy the conditions included in their exit financing documents, including those related to rate base and other regulatory matters.  These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties.  In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2018, their joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with the voluntary cases commenced by each of PG&E Corporation and the Utility under chapter 11 of title 11 of the United States Code on January 29, 2019 and PG&E Corporation’s and the Utility’s ability to satisfy the conditions included in their exit financing documents, including those related to rate base and other regulatory matters. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ LINDA Y.H. CHENG
Dated: December 20, 2019		Name:	Linda Y.H. Cheng
		Title:	Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ DAVID S. THOMASON
Dated: December 20, 2019		Name:	David S. Thomason
		Title:	Vice President, Chief Financial Officer and Controller